    As filed with the Securities and Exchange Commission on February 11, 1997
                                             Registration No. 333-21117


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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                           __________________________


                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           __________________________

                       CHILDREN'S BROADCASTING CORPORATION

             (Exact name of registrant as specified in its charter)

           MINNESOTA                      5961                 41-1663712
 (State or other Jurisdiction      (Primary Standard        (I.R.S. Employer
      of Incorporation or              Industrial            Identification
         Organization)            Classification Code           Number)
                                        Number)

                             724 FIRST STREET NORTH
                          MINNEAPOLIS, MINNESOTA  55401
                                 (612) 338-3300
  (Address and telephone number, including area code, of registrant's principal executive offices)

           JAMES G. GILBERTSON, CHIEF OPERATING OFFICER AND TREASURER
                       CHILDREN'S BROADCASTING CORPORATION
                             724 FIRST STREET NORTH
                          MINNEAPOLIS, MINNESOTA  55401
                                 (612) 338-3300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
          AVRON L. GORDON, ESQ.                   LANCE W. RILEY, ESQ.
         BRETT D. ANDERSON, ESQ.          CHILDREN'S BROADCASTING CORPORATION
         BRIGGS AND MORGAN, P.A.                 724 FIRST STREET NORTH
             2400 IDS CENTER                 MINNEAPOLIS, MINNESOTA  55401
      MINNEAPOLIS, MINNESOTA 55402                   (612) 330-9521
             (612) 334-8400

                                 _______________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                 _______________

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

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--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1997
PROSPECTUS


--------------------------------------------------------------------------------

                                 493,895 SHARES
                       CHILDREN'S BROADCASTING CORPORATION
                                  COMMON STOCK

--------------------------------------------------------------------------------

     This Prospectus relates to 493,895 shares of Common Stock (the "Shares"), par value $.02 per share (the "Common Stock), of Children's Broadcasting Corporation (the "Company") that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders." Certain of the Shares are issuable or were issued upon the exercise of options and warrants held by the Selling Shareholders. No period of time has been fixed within which the Shares may be offered or sold. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AAHS." On January 31, 1997, the average of the high and low prices of the Common Stock on the Nasdaq National Market was $5.0625 per share. Current market quotations are listed in THE WALL STREET JOURNAL and many other newspapers of general circulation.

     The Selling Shareholders have advised the Company that sales of the Shares by them, or by their pledgees, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act") to describe any material arrangements for the sales of the Shares when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares.

     The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

     The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. Pursuant to the terms of registration rights granted to the Selling Shareholders, the Company will pay all the expenses of registering the Shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, such registration rights provide for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.

     THE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                                ________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ________________

                THE DATE OF THIS PROSPECTUS IS __________, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Artrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, the Company's Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company (File No. 0-21534) with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, filed on March 28, 1996.

     (b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, filed on May 3, 1996, August 12, 1996 and November 13, 1996, respectively, and amended by Form 10-QSB/A for the fiscal quarter ended June 30, 1996, filed on October 17, 1996.

     (c) The Company's Current Report on Form 8-K filed on January 16, 1996, relating to the bridge loans from Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P.

     (d) The Company's Current Report on Form 8-K filed on June 18, 1996, relating to acquisition of the assets of Radio Station WCAR-AM.

     (e) The Company's Current Report on Form 8-K filed on June 19, 1996, relating to acquisition of Radio Elizabeth, Inc.

     (f) The Company's Current Report on Form 8-K/A filed on June 21, 1996, relating to acquisition of the assets of Radio Station WCAR-AM.

     (g) The Company's Current Report on Form 8-K/A filed on June 21, 1996, relating to acquisition of Radio Elizabeth, Inc.

     (h) The Company's Current Report on Form 8-K filed on July 3, 1996, relating to changes in the Company's certifying accountant.

     (i) The Company's Current Report on Form 8-K filed on July 8, 1996, relating to the safe harbor for forward-looking statements.

     (j) The Company's Current Report on Form 8-K filed on July 30, 1996, relating to the termination by ABC Radio Networks, Inc. of its joint operations agreement with the Company.

     (k) The Company's Current Report on Form 8-K filed on July 31, 1996, relating to the Company's engagement of Southcoast Capital Corporation.

     (l) The Company's Definitive Schedule 14A (Proxy Statement) filed on August 22, 1996, relating to the Company's Annual Meeting of Shareholders held on September 30, 1996.

     (m) The Company's Current Report on Form 8-K filed on October 3, 1996, relating to the Company filing a lawsuit in United States District Court for the District of Minnesota against The Walt Disney Company and ABC Radio Networks, Inc.

     (n) The Company's Current Report on Form 8-K filed on October 17, 1996, relating to the Company filing Form 10-QSB/A regarding the write-off of a deferred warrant expense resulting from the termination by ABC Radio Networks, Inc. of its joint operations agreement with the Company.

     (o) The Company's Current Report on Form 8-K/A filed on November 12, 1996, relating to acquisition of Radio Elizabeth, Inc.

     (p) The Company's Current Report on Form 8-K filed on November 12, 1996, relating to the Company signing a commitment letter for a $15,000,000 loan from Foothill Capital Corporation.

     (q) The Company's Current Report on Form 8-K filed on December 20, 1996, relating to the Company closing on a $16,500,000 loan from Foothill Capital Corporation.

     (r) The Company's Current Report on Form 8-K/A filed on January 31, 1997, relating to acquisition of the assets of Radio Station WCAR-AM.

     (s) The Company's Current Report on Form 8-K/A filed on January 31, 1997, relating to acquisition of Radio Elizabeth, Inc.

     (t) The Company's Current Report on Form 8-K filed on February 3, 1997, relating to the Company acquiring an AM radio broadcast license and certain other broadcasting equipment in the Chicago metropolitan area.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents).
Written requests for such copies should be directed to the Company at 724 First Street North, Minneapolis, Minnesota 55401, Attention: Chief Financial Officer. Telephone requests may be directed to the office of the Chief Financial Officer of the Company at (612) 338-3300.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO A ONE-FOR-TWO REVERSE STOCK SPLIT WITH RESPECT TO THE COMMON STOCK EFFECTED ON JANUARY 23, 1996. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. PURCHASERS OF THE COMPANY'S COMMON STOCK ARE CAUTIONED THAT THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE FACTORS DISCUSSED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THE PROSPECTUS.

                                   THE COMPANY

     Children's Broadcasting Corporation is a full-time national broadcaster of children's radio programming in the United States. The Company develops, produces and distributes programming that is entertaining and informative, and directed to the interests and radio listening patterns of pre-teenage children and their families. The Company's Radio AAHS-Registered Trademark-* format provides 24-hour programming featuring music, stories, call-in segments, quizzes and current events features. The programming varies by time of day in order to attract that component of its prospective audience most likely to be listening. The programming originates at the Company's flagship station, WWTC-AM in Minneapolis, Minnesota, and is distributed via satellite to a network of radio stations around the country.

     Since the inception of the Company, the primary sources of the Company's revenue have been from the sale of local advertising and air time and network revenue, primarily on Company-owned stations which do not broadcast the Radio AAHS format. These stations, which broadcast primarily non-Radio AAHS programming in the Houston, Kansas City, Milwaukee and Minneapolis markets, were acquired by the Company in 1994. See "Risk Factors -- Development of National Radio Network."


     The Company's growth strategy includes the acquisition of AM radio broadcast licenses ("RBLs") in the top 15 markets, thereby securing the network's presence and continuity in those key markets. Pursuant to that strategy, the Company has acquired RBLs which serve the New York City, Los Angeles, Dallas, Detroit, Philadelphia and Chicago markets. During the nine months ended September 30, 1996, the Company has acquired RBLs covering the New York City, Detroit and Philadelphia markets. With the acquisition of the RBL and certain other assets of radio station WAUR-AM in the Chicago market, the Company distributes its programming to markets representing approximately 40% of the United States' population has a presence in the top four markets and seven of the top ten markets in the United States.

     On July 26, 1996, the Company engaged Southcoast Capital Corporation ("Southcoast") to explore strategic alternatives to enhance shareholder value. Southcoast has and continues to hold discussions with various potential strategic partners with a view toward entering into a joint venture, sale or merger. There can be no assurance that the Company will be successful in completing any transaction with a prospective strategic partner.

     The Company was incorporated under the Minnesota Business Corporation Act on February 7, 1990. All references to the Company herein include its subsidiaries, unless otherwise noted. The Company's executive office is located at 724 First Street North, Minneapolis, Minnesota 55401, and its telephone number is (612) 338-3300.

---------------

     * Radio AAHS-Registered Trademark- is the registered Trademark of Children's Broadcasting Corporation

                               BROADCAST STRATEGY

     The Company seeks to attract listeners and advertisers to the Radio AAHS programming format by continually refining its content and expanding the distribution network. Elements of this strategy include (i) attracting a loyal listenership by maintaining high quality, distinctive programming directed to its target audience, (ii) reinforcing this loyalty by creating a brand identity through the creation of characters which are integrated into its programming,
(iii) delivering this listenership base to national advertisers by expanding its radio network to obtain U.S. population coverage, and (iv) making opportunistic acquisitions of RBLs of radio stations in key markets.

     The Company derives its revenue primarily from the sale of local and network time to advertisers. The Company believes that as its coverage of the U.S. continues to expand, it will be able to sell national advertising time in greater quantities and at significantly higher rates with no significant additional operating costs. To a large extent, the Company is already incurring the production, operating and administrative costs necessary to broadcast the network to the entire U.S. Incremental costs as the network continues to expand are expected to be minimal, excluding the costs of any station acquisitions or local marketing agreements ("LMAs") which the Company may complete or enter into.

     Radio AAHS is a music-driven format which was developed and is produced for pre-teens. In addition to this primary target market, the format has also been strategically designed to appeal to parents and care givers. This is accomplished through a blend of music, stories, call-in segments, interactive quiz features, interviews and current events. Approximately two-thirds of Radio AAHS programming consists of music which is a combination of children's music and a mix of popular, classical, folk, jazz and other genres of music, including adult-tested current hits and "oldies" which have also tested well with kids. Conversely, kids' music is also tested with adults. Research conducted by the Company, including focus groups and analysis of listener feedback, has shown that having music as the core element of its programming is the best way to attract and retain its target audience. The Company develops and continually conducts focus groups and written and telephonic surveys in order to enhance its understanding of its target audience and ensure that its programming is meeting the demands of both kids and their parents. Management believes that non-musical programming is appealing as well and contributes to the "personality" of the format and to its differentiation from competing formats.

     Prior to the Company's development of the Radio AAHS format, there were not any full-time radio formats which targeted the pre-teen market. It is estimated that over $1.0 billion in advertising dollars is directed toward children annually, yet only a small percentage of these advertising dollars are currently spent on radio. The Company believes that advertisers trying to reach children have not utilized radio due to the lack of children's programming on the radio. By providing quality programming which is appealing to both pre-teens and their parents and by pursuing vigorous sales and marketing efforts, the Company believes it will be able to attract an increasing portion of the annual advertising dollars aimed at this previously underserved market segment.

     The Company believes that developing a well-recognized brand identity will enhance its network's visibility and create opportunities for the Company to expand beyond the scope of its broadcast operations. The Company has created characters within its programming, including AAHSIE-TM-, the Company's animated mascot, which it has integrated into is merchandising and Internet enterprise. The characters play roles within the programming and also interact with listeners through telephone call-ins. The Company has developed and intends to continue to develop strategic relationships to assist it in its brand development efforts, and to allow the Company to exploit business opportunities without detracting from management's focus upon the Company's core business. Pursuant to this strategy, the Company recently entered into three year agreements with NetRadio Network, Inc. ("NetRadio") and Precision Tapes, Inc. which will expand the Company's interactive Internet presence and give Radio AAHS programming Internet distribution worldwide. The Company distributes the full 24-hour Radio AAHS format over the Internet pursuant to an agreement with NetRadio. The Web site at which this format can be heard is www.netradioaahs.net.

     In November 1995, the Company entered into a joint operations agreement (the "Operations Agreement") with ABC Radio Networks, Inc. ("ABC") pursuant to which ABC's affiliate development and national advertising sales staffs would augment the Company's efforts to market the Radio AAHS format to broadcasters and advertisers. Subsequent to the operations agreement, ABC's parent, Cap Cities/ABC was acquired by the Walt Disney Company ("Disney"). The parties operated under the Operations Agreement until July 25, 1996, when ABC notified the Company that ABC would terminate such agreement effective October 24, 1996. On September 26, 1996, the Company filed a lawsuit in the United States District Court for the District of Minnesota against Disney and ABC for injunctive relief and to recover damages for their alleged attempts to misappropriate the Company's confidential information and trade secrets acquired through their strategic relationship with the Company in order to unfairly compete with the Company in the children's radio market. On November 18, 1996, ABC and Disney commenced broadcast of "Radio Disney," a competing format directed toward children age 12 and under in four markets across the country. See "Risk
Factors -- Disney/ABC Litigation."

                                RECENT FINANCING

     The Company entered into an agreement (the "Credit Agreement") with Foothill Capital Corporation ("Foothill") to address the Company's working capital requirements through the creation of three credit facilities (the "Facilities") on November 25, 1996. The Credit Agreement provides the Company with working capital through (a) a $11,500,000 senior secured term loan (the "Term Loan") collateralized by the assets of the Company, payable over four years, (b) a $1,000,000 senior secured reducing/revolving line of credit (the "Revolving Loan") secured by the Company's accounts receivable, and (c) a $4,000,000 acquisition facility (the "Acquisition Loan") secured by future assets acquired by the Company. The Facilities mature on November 26, 2000.
The Company's indebtedness under the Facilities is secured by a first priority lien on substantially all the assets of the Company and its subsidiaries, by a pledge of its subsidiaries' stock and by a guarantee of its subsidiaries. Additionally, the Company granted Foothill a warrant to purchase 50,000 shares of the Company's Common Stock. The Company was required to pay various service and commitment fees as are standard within the industry. Approximately $4,000,000 of the loan proceeds were held back by Foothill pending performance by the Company of certain post-closing conditions. The conditions remaining to be satisfied include the obtaining of certain landlord consents, which the Company expects will be obtained in the ordinary course of business in February or March 1997, and the completion of certain restructuring transactions required pursuant to the Credit Agreement. The restructuring transactions include the requirement that the Company's radio station assets be transferred to separate wholly-owned subsidiaries and that each RBL be owned by a second tier subsidiary of each wholly-owned corporate subsidiary. The Company is in the process of accomplishing such restructuring and anticipates completion thereof in the first quarter of 1997.

     Funds available from the Term Loan may be and have been used for working capital needs and acquisitions, including the purchase of the RBL and certain other assets of WAUR-AM in the Chicago market. The Revolving Loan may be used for working capital needs and for acquisitions. Advances are not to exceed 80% of eligible accounts receivable less reserves determined by Foothill as determined by material adverse changes. The Term Loan is to be repaid monthly in 42 installments of principal in the amount of 1/54 of the term loan amount beginning in month seven of the Credit Agreement. The Acquisition Loan is to be repaid monthly based upon a five-year amortization schedule, commencing on the first month following funding. Interest rates under the Facilities are payable at the prime rate plus 2.75%. The Credit Agreement contains a number of financial covenants which, among other things, require the Company to maintain specified financial ratios and impose certain limitations on the Company with respect to the amount of funding available for each acquisition under the Acquisition Loan.

     As of January 29, 1997, approximately $7,900,000 was borrowed pursuant to the Credit Agreement. These proceeds have been used as follows: $1,700,000 in connection with the acquisition of an RBL in the Chicago market, $2,600,000 to retire preferred stock, $1,000,000 to retire debt, $250,000 for capital expenditures, $400,000 related to loan costs, $100,000 to repay miscellaneous interest and principal, and approximately $1,850,000 for working capital and cash reserves. The Company completed the acquisition of an RBL in the Chicago market (WAUR-AM) in January 1997 at a total cost of $3,900,000, consisting of $350,000 of common stock (75,000 shares), $1,650,000 in cash at closing, delivery of a $1,400,000 six-year note bearing interest at prime plus one percent, and a $500,000 ten-year non-interest bearing non-compete note. Under certain conditions, the Company may have the right to pay some or all of the principal or interest on the $1,400,000 note in common stock. Foothill, a subsidiary of Norwest Corporation, is a provider of asset based financing to middle market companies for growth/expansion, refinancings/recapitalizations, turnarounds, debtor-in-possession financings, and leveraged acquisitions. In its over 25 years of service, Foothill has completed financings for many innovative, "non-traditional," secured lending transactions, and offers loans ranging from $5,000,000 to $200,000,000.

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

     WHEN USED BELOW AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE WORDS "BELIEVES," "ANTICIPATES" AND "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. POTENTIAL PURCHASERS OF THE COMPANY'S COMMON STOCK ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

     ACQUISITIONS. One of the Company's strategies used to expand its national network of radio stations broadcasting Radio AAHS is to acquire RBLs in key markets. To date, the Company has acquired 12 RBLs through the acquisition of securities or assets of radio stations and intends to continue to acquire RBLs in the future. Unless the acquisition is of an existing affiliate, the Company will generally convert an acquired station to the Radio AAHS format. Although the Company believes it has identified a number of potential acquisitions, there can be no assurance that the Company will be successful in acquiring additional RBLs. The Company expects to face competition in acquiring additional RBLs as it seeks to build its national radio network. In the event the Company is unable to continue to acquire RBLs, the Company may not achieve market penetration levels required by major advertisers and the Company's ability to attract national advertising and maximize the rates charged for advertising and air time could be materially adversely affected. See "-- Development of National Radio Network."

     COMPANY DEVELOPMENT; HISTORY OF OPERATING LOSSES. The Company is continuing to develop its radio network and is generally subject to the risks attendant to a new or emerging business venture. The Company has incurred net losses since its inception in 1990 and has not generated positive cash flow sufficient to fund its ongoing operations. For the three years ended December 31, 1993, 1994, 1995 and the nine months ended September 30, 1996, the Company incurred net losses of $3,247,000, $4,519,000, $6,108,000 and $6,682,000, respectively, and continued to incur losses from operations through the remainder of 1996. The Company expects to continue to incur operating losses for 1997 and that it will continue to experience negative cash flow from operations. The Company has not generated positive cash flow from operations and has had frequent working capital shortages. Working capital requirements have been met by short-term borrowings from investors, including affiliates of the Company, and from the proceeds of public offerings of the Company's Common Stock, and by the Facilities. The Company continues to seek other sources of financing for its working capital needs and for acquisitions. If the Company should be unable to obtain working capital when required, its operations and prospects would be materially and adversely affected. In connection with its audit report on the Company's financial statements as of and for the year ended December 31, 1995, Ernst & Young LLP, the Company's independent auditors as of such date, expressed substantial doubt about the Company's ability to continue as a going concern without obtaining additional capital. See "Prospectus Summary -Recent Financing."

     Since inception, the Company has experienced substantial net losses as a result of its efforts to develop its national radio network. As of September 30, 1996, the Company had an accumulated deficit of $22,900,000 and has used approximately $15,900,000 of cash to fund its losses. The difference at September 30, 1996 between accumulated deficit and cumulative net cash used in operations since inception was primarily attributable to $3,400,000 of depreciation and amortization, $1,600,000 of accrued interest, and $1,700,000 due to the write-off of deferred warrant expense.

     The Company recently raised a total of $12,500,000 through its Credit Agreement with Foothill to meet the cash needs of the Company throughout 1997. Additionally, as a part of the Credit Agreement the Company expects to borrow an additional $4,000,000 to acquire future assets. The Company believes this agreement will meet the working capital needs of the Company and provide adequate resources for acquisitions in 1997. Beyond 1997, the Company's ability to obtain funding to meet its future capital requirements will depend upon a number of factors including, but not limited to, (i) the ability of the Company to generate cash flow from operations, (ii) the acceptance of the Company's children's radio format, (iii) the relative profitability of the format on a local and national basis and (iv) the general availability of debt and equity financing to the Company. The Company continues to seek additional sources for its working capital and long-term capital requirements, including debt and equity financing and strategic partnership activities.

     SUBSTANTIAL LEVERAGE; ADDITIONAL FINANCING REQUIREMENTS. As of December 31, 1996, the Company's consolidated indebtedness approximated 14% of the sum of its shareholders' equity and consolidated indebtedness, assuming performance by the Company of certain post-closing conditions resulting in full funding under the Facilities. Based on current interest rates, the debt service obligations associated with the $16,500,000 Credit Agreement with Foothill necessitate payments of principal and interest of approximately $3,300,000 per year. Further, substantially all assets of the Company serve to secure this loan.
This degree of leverage increases the Company's vulnerability to adverse general economic and broadcasting industry conditions and to increased competitive pressures, including pressure from better capitalized competitors. Issuance of additional debt, including the Debt Securities, would increase this degree of leverage and, therefore, could exacerbate the Company's vulnerability to such market conditions. In the event that the Company should default on its obligations under the Credit Agreement, all or substantially all of its assets would be at risk. There can be no assurance that the Company will be able to repay or refinance such indebtedness when due, or that the Company would be able to sell all or any portion of its assets or raise additional capital to make required payments on maturing indebtedness. An inability to make payments when due or to comply with covenants and restrictions associated with such indebtedness could give Foothill the right to foreclose on properties securing payment obligations, which would have a material adverse effect upon the Company. Further, approximately $4,000,000 of the loan proceeds were held back by Foothill pending performance by the Company of certain post-closing conditions. See "Prospectus Summary - Recent Financing." Part of the
Company's strategy for development and expansion of its network includes acquiring RBLs and/or operating radio properties in key U.S. markets. It is the Company's desire to purchase RBLs in each of the top 15 markets; however, there can be no assurance that the Company will be able to complete suitable acquisitions on terms favorable or acceptable to the Company. In the event the Company purchases additional RBLs, the limitations on the Credit
Agreement may require the Company to seek additional financing for acquisitions and to fund future operations. There can be no assurance that such additional financing will be available to the Company when required, or if available, that it would be on terms acceptable or favorable to the Company. Additional financing could require the sale of equity securities, which could result in significant dilution to the Company's shareholders.

     DEVELOPMENT OF NATIONAL RADIO NETWORK. Since late 1992, the Company has been developing a network of affiliated and owned or operated radio stations to carry its satellite-transmitted programming to domestic radio markets. The Company's affiliation agreements have terms varying from one to three years. There can be no assurance that the Company will be able to retain existing affiliates or attract additional affiliates. Since the inception of the network a total of 10 former affiliate stations have discontinued their affiliation. In cases where the Company deems it appropriate, the Company intends to seek alternate affiliates by entering into affiliation agreements or LMAs, through which third-party owned stations broker broadcast time to the Company, or by acquiring stations in key markets. In addition, the Company could encounter substantial delays, expenses or other unforeseen difficulties in establishing its network. The Company also risks the potential loss of strategic alliances which it has developed in connection with its strategy to develop the Company's brand, to assist in growth of the Company's network and to pursue ancillary business opportunities. Furthermore, the signal of the Company's affiliates and of its owned and operated stations may not cover households in certain portions of the markets in which such stations broadcast. In addition, the Company's management has limited experience in the development or operation of a national radio network.

     The success and viability of the Company's network will depend upon its ability to generate substantial revenue from network advertisers. For the year ended December 31, 1995 and for the nine months ended September 30, 1996, the Company's network generated $1,059,000 and $1,034,000 in revenue, respectively. Since the inception of the Company, the primary sources of the Company's revenue have been from the sale of local advertising and air time and network revenue, primarily on Company-owned stations which do not broadcast the Radio AAHS format. Although the Company expects this trend to continue, it believes that the percentage of Radio AAHS revenue compared to total revenue will increase in 1997. The percentage of non-Radio AAHS revenue has consistently decreased from approximately 42% at December 31, 1993 to approximately 39% at September 30, 1996. The Company expects this trend to continue due to increased network revenue and an increase in the number of owned and operated stations selling Radio AAHS advertising time. For the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, approximately 45%, 51%, 42% and 39% respectively, of the Company's revenue was derived from its radio stations which do not carry the Radio AAHS format: KTEK-AM, Houston, Texas, KCNW-AM, Kansas City, Kansas, WZER-AM, Milwaukee, Wisconsin and KYCR-AM, Minneapolis, Minnesota. For each of the years in the three year period ended December 31, 1995 and for the nine months ended September 30, 1996, the Company derived approximately 13%, 16%, 13% and 12% respectively, of its revenue from KTEK-AM; approximately 10%, 11%, 9% and 9% respectively, of its revenue from KCNW-AM; approximately 11%, 12% 11% and 9% respectively, of its revenue from WZER-AM; and approximately 11%, 12%, 9% and 9% respectively, of its revenue from KYCR-AM. If the Company converts any of these stations to the Radio AAHS format, its revenue may be negatively affected until a new advertising base is developed for the Radio AAHS format in those markets. No assurance can be given that the Company will be able to acquire additional stations in major markets or to increase the number of network affiliates to a level which would enable it to increase network advertising, even if desired additional acquisitions are made or affiliate relationships are created, or that the Company will be able to generate sufficient advertising revenue to operate profitably in the future.

     One of the Company's primary methods of expansion has been to acquire RBLs through the acquisition of assets of broadcasters in such major markets as New York City, Los Angeles, Dallas, Detroit and Philadelphia. The Company's expansion strategy is to acquire additional RBLs which would enable it to broadcast in each of the top 15 United States markets. Such strategy is designed to achieve market penetration levels required by major advertisers who may be reluctant or unwilling to purchase advertising time until the Company's geographic penetration is extended. The Company believes additional market penetration, in turn, improves the Company's ability to maximize the rates charged for advertising and air time.

     ACCEPTANCE OF RADIO FORMAT. The Company produces and distributes a 24-hour children's radio format. There can be no assurance that the Company's programming will gain acceptance by listeners and advertisers. In addition, the Company's primary target audience is not rated by a recognized rating service. Such ratings are generally used by potential advertisers in making advertising decisions. The Company is working with research companies to attempt to develop such ratings for the pre-teen market. However, there can be no assurance that such ratings can be developed or that the Company will be able to attract additional national advertisers.

     RISKS RELATED TO ACQUISITION OF RADIO ELIZABETH. On June 4, 1996, the Company acquired all of the issued and outstanding stock of Radio Elizabeth, Inc. ("REI"), which holds an FCC license for WJDM-AM Radio Station licensed to Elizabeth, New Jersey on the 1530 kHz frequency. REI, in addition to its license for operation on 1530 kHz, presently has issued to it a special temporary authorization ("STA") for operation on 1660 kHz at 10 kw power, which provides coverage of a significant portion of the New York City market. WJDM has been broadcasting the Company's Radio AAHS programming in the nation's largest city radio market since February 1, 1996, over its 1660 kHz frequency. The STA frequency is located in a portion of the spectrum referred to as the expanded band ("Expanded Band") recently allocated by the Federal Communications Commission (the "FCC") and assigned to certain AM broadcasters in order to implement Congressional policy. REI and other Expanded Band licensees are expected to be allowed to operate on both their original frequencies and the Expanded Band frequencies for a period of five years, after which time the licensee must elect which frequency on which it will continue broadcasting. There can be no assurance that REI will ever receive a permanent license to an Expanded Band frequency, and failure to obtain such a license would leave the Company broadcasting from only the existing licensed frequency, which at 1 kw power does not cover the New York City market, thereby resulting in a substantial diminution of the value of the Company's investment in REI. Most radio receivers produced prior to 1990 cannot receive Expanded Band frequencies.

     DISNEY/ABC LITIGATION. In November 1995, the Company entered into an Operations Agreement with ABC pursuant to which ABC's affiliate development and national advertising sales staffs would augment the Company's efforts to market the Radio AAHS format to broadcasters and advertisers. The parties operated under the Operations Agreement until July 25, 1996, when ABC notified the Company that ABC would terminate such agreement effective October 24, 1996. Following the termination by ABC of the Operations Agreement, the Company filed a lawsuit in the United States District Court for the District of Minnesota against The Walt Disney Company and ABC for injunctive relief and to recover damages for their alleged attempts to misappropriate the Company's confidential information and trade secrets acquired through their strategic relationship with the Company in order to unfairly compete with the Company in the children's radio market. As a result of the termination by ABC of its Operations Agreement with the Company, the Company has had to rebuild its own affiliate development and national advertising sales staff and is in the process of rebuilding that capability. The Company has commenced rebuilding of its national sales and affiliate development organizations and has hired eight individuals to staff its national sales and affiliate development departments. The Company expects to have its national sales and affiliate development programs in place during the first half of 1997. The Company is, however, unable to determine the full impact of damages it has sustained as a result of the actions by ABC, which are the basis of the Company's claims in the Disney/ABC litigation. Further, there can be no assurance that the Company will be able to rebuild its national sales and affiliate development organizations or that it will prevail in the Disney/ABC litigation or recover any of the damages sought. Such litigation is costly to the Company and legal fees and costs associated with the litigation have reduced and may continue to reduce the Company's working capital. Further, the Company may issue securities to finance the litigation which could result in dilution to the Company's existing shareholders.

     COMPETITION. The Company currently derives the majority of its revenue from the sale of local radio advertising time on its owned and operated stations to advertisers in their respective metropolitan markets and faces substantial competition from other radio and television stations as well as other media in those markets. Factors contributing to the Company's ability to attract local advertisers include the success of a station in attracting listeners and the perceived quality of the Company's programming. There can be no assurance that the Company can successfully compete for listeners and advertising revenues with other radio and television networks and other entertainment organizations. The Company may also experience competition from developing technologies in the radio industry.

     In addition to the Company's current competition for local advertising, the Company also competes for network advertising. Disney has commenced test broadcasting of its own children's radio programming in four U.S. markets, thereby entering into direct competition with the Company. Further, other entertainment organizations, including but not limited to radio syndicators and radio stations, many of which have greater resources than the Company, could develop a children's radio format similar to Radio AAHS. Although radio stations must be licensed by the FCC, there are no significant impediments to the entry of new competitors into the Company's markets. While the Company continues to seek protection for its original programming, where appropriate, under applicable copyright and trademark laws, the Radio AAHS format can be and has been imitated by others seeking to enter the children's radio field.

     VOLATILITY OF MARKET PRICE OF COMMON STOCK. The market price of the Company's Common Stock has been subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or its competitors, conditions in the economy in general or in the radio industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the radio industry. During fiscal year 1996, the market price of the Company's Common Stock has ranged from a high of $14.00 on January 31 and February 22, 1996 to a low of $3.25 on November 20, 1996. There can be no assurance that purchasers of the Shares can sell the Shares at or above the prices at which they were purchased.

     IMPACT OF SALE OF SECURITIES; SECURITIES ELIGIBLE FOR FUTURE SALE. The Company had approximately 6.0 million shares of Common Stock outstanding as of December 31, 1996, and had warrants and options outstanding to purchase additional Common Stock outstanding totaling approximately 2.6 million common shares exercisable at prices ranging from $2.20 to $13.80 per share. On
July 11, 1996, the Commission
declared effective the Company's registration statement on Form S-3 which registered for a secondary offering 1.6 million common shares. On November 15, 1996, the Commission declared effective the Company's registration statement on Form S-3, as amended, which registered for a secondary offering 1.1 million common shares. On December 23, 1996, the Company filed a registration statement on Form S-4 designed to register 5.0 million common shares and $5.0 million of promissory notes that may be offered for sale and issued by the Company from time to time, together or separately, in connection with future acquisitions of the assets or securities of other businesses or properties in amounts, at prices and on terms to be determined at the time of the offering. The sale of such securities, the Common Stock offered pursuant to this Prospectus, and the sale of additional Common Stock which may become eligible for sale in the public market from time to time upon exercise of warrants and stock options could have the effect of depressing the market prices for the Company's Common Stock.

     RELIANCE ON CURRENT MANAGEMENT. The Company is dependent on the management services of its current management team. If the Company were to lose the services of these individuals, its business could be adversely affected. Most of the members of the Company's current senior management team are not subject to employment contracts with the Company. The Company does not maintain insurance on the lives of its key employees.

     POTENTIAL CONFLICTS OF INTEREST. The Company leases certain broadcast and office facilities from its President, Christopher T. Dahl, and another director, Richard W. Perkins, and the WWTC and KYCR radio transmission tower site from Mr. Dahl. The Company also shares with Community Airwaves Corporation ("CAC"), a corporation owned by the Company's President, Christopher T. Dahl, a director, Richard W. Perkins, and a shareholder, Russell Cowles II, certain management services which are provided by another entity, Radio Management Corporation, owned by Messrs. Dahl, Perkins and Cowles. The management services consist of administrative, legal and accounting services. Such arrangements present potential conflicts of interest in connection with the pricing of services provided. In addition, CAC may acquire interests in additional stations. Such ownership may, under current FCC regulations, limit the markets in which the Company could acquire additional radio stations. In addition, the Company has entered into an agreement with CAC whereby the Company is required to obtain the consent of CAC for any acquisition of an FM station or of an AM station located outside the largest 125 U.S. markets.

     FCC REGULATION. Although the radio broadcast licenses of the stations owned by the Company are already granted, their continuation and the continued validity of any RBL acquired by the Company depend upon compliance with the laws, rules and regulations of the FCC. The FCC can revoke licenses for serious misconduct, subject to the right to an evidentiary hearing, or it may fail to renew a license or impose monetary fines for breach of its rules. Neither the Company nor CAC has ever been denied any FCC license or renewal, or had a fine imposed by the FCC. In recent years, a number of competing applications and formal and informal objections have been filed with respect to broadcast renewal applications. Even though the vast majority of all license renewal applications are granted, and under the Telecommunication Act of 1996 (the "1996 Act") competing applications in license renewal proceedings are no longer allowed, there can be no assurance that renewal of the Company's licenses will be granted. Furthermore, approvals are required for the transfer of ownership. Three directors and attributable shareholders of the Company have interests in AM and FM radio stations unrelated to the Company. Under current FCC regulations, these interests are attributed to the Company and may limit the markets in which the Company can acquire stations. The 1996 Act eliminated the limit upon the number of stations that can be under common ownership or control nationally. Local ownership was substantially relaxed according to market size. See "Risk Factors -- Risks Related to Acquisition of Radio Elizabeth."

     ANTI-TAKEOVER PROVISIONS. The Board of Directors, without any action by the Company's shareholders, has the authority to issue the remaining undesignated and unissued authorized shares and to fix the powers, preferences, rights and limitations of such shares or any class or series thereof, without shareholder approval. Persons acquiring such shares could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders. The Company is subject to certain provisions of the Minnesota Business Corporation Act which limit the voting rights of shares acquired in "control share acquisitions" and restrict certain "business combinations." Such provisions, as well as the ability to issue undesignated shares, could have the effect of deterring or delaying a takeover or other change in control of the Company, deny shareholders the receipt of a premium on their Common Stock and depress the market price of the Company's Common Stock.

     CONTROL BY PRINCIPAL SHAREHOLDERS. Approximately 34% of the Company's outstanding Common Stock is beneficially owned by the Company's current officers and directors. Accordingly, such persons may be able to significantly influence the Company's business and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

     NO ASSURANCE AS TO LIQUIDITY ON THE NASDAQ NATIONAL MARKET SYSTEM. The Common Stock is currently listed on the Nasdaq National Market System. There can be no assurance that the Common Stock will be actively traded on such market or that, if active trading does develop, it will be sustained.

     ABSENCE OF DIVIDENDS. The Company has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future. The Company presently expects to retain its earnings to finance the development and expansion of its business. The declaration or payment by the Company of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors. The declaration or payment by the Company of dividends is also subject to the Company's Credit Agreement with Foothill. Without Foothill's prior written consent, the Company cannot declare or pay any cash dividends.

                              SELLING SHAREHOLDERS

     The following table sets forth, as of the date of this Prospectus, the name of each Selling Shareholder, certain beneficial ownership information with respect to the Selling Shareholders, and the number of Shares that may be sold from time to time by each pursuant to this Prospectus. There can be no assurance that the shares offered hereby will be sold.



                                                                                                                 PERCENTAGE OF
                                                                                                                  OUTSTANDING
                                                       SHARES                               SHARES                  SHARES
                                                    BENEFICIALLY                         BENEFICIALLY            BENEFICIALLY
                                                       OWNED            SHARES            OWNED UPON              OWNED UPON
                                                      PRIOR TO         OFFERED        COMPLETION OF THE       COMPLETION OF THE
SELLING SHAREHOLDER                                   OFFERING          HEREBY             OFFERING                OFFERING
-------------------------------------               ------------       --------       -----------------       -----------------

Brenner Securities Corporation                         125,000          125,000               0                        0

Capital Kids' Radio Company                            125,000          125,000               0                        0

Oklahoma Sports Properties, Inc.                        82,051           82,051               0                        0

Nelson Broadcasting, Inc.                               70,000           70,000               0                        0

Southcoast Capital Corporation                          37,500           37,500               0                        0

Piper Jaffray as Custodian
FBO Anne M. Donahoe IRA                                 23,172           23,172               0                        0

Piper Jaffray as Custodian
FBO Mark T. Donahoe IRA                                 23,172           23,172               0                        0

Communication Enterprises, Inc.                          8,000            8,000               0                        0


---------------



     Brenner Securities Corporation, co-representative of the several underwriters in the Company's February 1996 public offering, is the owner of 125,000 shares included in this Prospectus. Such shares are issuable pursuant to a warrant. Capital Kids' Radio Company, the owner of 125,000 shares included in this Prospectus, is a broadcast affiliate of the Company serving the Washington, D.C. metropolitan area. Of such shares, 35,000 are issuable pursuant to an option. This Prospectus includes 82,051 shares owned by Oklahoma Sports Properties, Inc. Such shares were issued in connection with its sale to the Company of Radio Station KMUS-AM, licensed to Muskogee, Oklahoma. This Prospectus also includes 70,000 shares owned by Nelson Broadcasting, Inc. Such shares are issuable or were issued in connection with its sale to the Company of an RBL and certain other broadcasting equipment in the Chicago metropolitan area. Southcoast Capital Corporation is the owner of 37,500 shares included in this Prospectus. Such shares are issuable or were issued in lieu of cash payments in connection with the provision to the Company of advisory services concerning strategic alternatives designed to enhance shareholder value. The shares owned for the benefit of Anne and Mark Donahoe were issued in connection with a 1994 private placement, exempt under
Section 4(2) of the Securities Act. Such shares include shares issuable upon the exercise of warrants. Communication Enterprises, Inc., the owner of 8,000 shares included in this Prospectus, is a broadcast affiliate of the Company serving the Easley, North Carolina area. The Selling Shareholders have exercised their registration rights with respect to such Shares.


     The Company has agreed to bear all expenses (other than selling commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders in over-the-counter market transactions or in negotiated transactions. See "Plan of Distribution." The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the resale of the Shares from time to time in over-the-counter market transactions or in negotiated transactions. This Prospectus forms a part of such Registration Statement.

                                 USE OF PROCEEDS

     The Shares offered hereby will be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be offered by the Selling Shareholders from time to time. The Company will receive no proceeds from the sale of the Shares. Sales may be effected by the Selling Shareholders in transactions on The Nasdaq Stock Market, in negotiated transactions, or in a combination of such methods of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Shareholders and any persons who participate in the sale of the Shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the Shares, may be deemed to be underwriting compensation under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     The Company has agreed to indemnify such Selling Shareholders and their control persons with respect to certain liabilities in connection with the sale of the Shares pursuant to this Prospectus, including liabilities under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act. In addition, certain Selling Shareholders have agreed to indemnify the Company, its directors, officers, agents and control persons against certain liabilities incurred as a result of information provided by the Selling Shareholders for use in this Prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The validity of the Shares offered hereby and certain legal matters pertaining to the Company, including matters incorporated herein by reference relating to the regulation of the Company by the FCC and related matters, were passed upon on behalf of the Company by Lance W. Riley, Esq., Secretary and General Counsel to the Company.

                                     EXPERTS

     The consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the three-year period ended December 31, 1995 of Children's Broadcasting Corporation, incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon (which contain an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern and management's plans described in Note 2 to the consolidated financial statements). Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Radio Elizabeth, Inc. for the eleven months ended March 31, 1996 and 1995 and for the years ended April 30, 1993, 1994 and 1995, incorporated by reference in this Prospectus have been audited by Smolin, Lupin & Co., P.A., Certified Public Accountants, independent auditors, as set forth in their report thereon. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Wolpin Broadcasting Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Kleiman, Carney & Greenbaum, Certified Public Accountants, independent auditors, as set forth in their report thereon. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.






                              _____________________

                                TABLE OF CONTENTS

                              _____________________
                                                                            Page
                                                                            ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . . .  2
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14




                                 493,895 SHARES





                             CHILDREN'S BROADCASTING
                                   CORPORATION


                                  COMMON STOCK







                              ____________________

                                   PROSPECTUS
                              ____________________









                             _________________, 1997

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the Shares being registered. All amounts shown are estimates, except the registration fee.

     SEC registration fee. . . . . . . . . . . . . . . . . . . .    $   942
     Legal fees and expenses . . . . . . . . . . . . . . . . . .     15,000
     Accounting fees and expenses. . . . . . . . . . . . . . . .     10,000
     Blue sky and related fees and expenses. . . . . . . . . . .      2,000
     Miscellaneous (including listing fees, if applicable) . . .      5,000
                                                                    -------
          Total. . . . . . . . . . . . . . . . . . . . . . . . .    $32,942
                                                                    -------
                                                                    -------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is a Minnesota corporation. Reference is made to Minnesota Statutes Section 302A.521 which provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     Article 6.2 of the Company's Amended and Restated Bylaws, as amended, provides that directors, officers, employees and agents, past or present, of the Company, and persons serving as such of another corporation or entity at the request of the Company, shall be indemnified by the Company for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted under Minnesota Statutes 302A.521.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     5.1  Opinion of Lance W. Riley, Esq.
*    10.1 Asset Purchase Agreement re WAUR-AM, Sandwich, Illinois.
     23.1 Consent of Lance W. Riley, Esq. (included in Exhibit 5.1).
+    23.2 Consent of Ernst & Young LLP.
+    23.3 Consent of Smolin, Lupin & Co., P.A.
+    23.4 Consent of Kleiman, Carney & Greenbaum, Certified Public Accountants.
+    24.1 Power of Attorney (included on signature page to the Registration
          Statement).


+    Previously Filed.
* Incorporated by reference from the Registrant's Registration Statement on Form S-3 (Registration No. 333-14483).

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on February 11, 1997.


                                        CHILDREN'S BROADCASTING CORPORATION


                                        By /s/ Christopher T. Dahl
                                           ----------------------------------
                                               Christopher T. Dahl, President
                                               and Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


       Signature                      Title                       Date
       ---------                      -----                       ----


/s/ Christopher T. Dahl     President, Chief                February 11, 1997
-----------------------     Executive Officer and
     Christopher T. Dahl    Director (Principal
                            Executive Officer)




/s/ James G. Gilbertson     Chief Operating Officer         February 11, 1997
-----------------------     and Treasurer
     James G. Gilbertson    (Principal Accounting
                            Officer and Principal
                            Financial Officer)



           *                Director
-----------------------
     Richard W. Perkins


           *                Director
-----------------------
     Rodney P. Burwell


           *                Director
-----------------------
     Mark A. Cohn



*By /s/ James G. Gilbertson                                 February 11, 1997
 --------------------------
  James G. Gilbertson
  Attorney-In-Fact

                                  EXHIBIT INDEX


  Number                           Description
----------     -----------------------------------------------------------------


      5.1      Opinion of Lance W. Riley, Esq.

*    10.1      Asset Purchase Agreement re WAUR-AM, Sandwich, Illinois.

     23.1      Consent of Lance W. Riley, Esq. (included in Exhibit 5.1).

+    23.2      Consent of Ernst & Young LLP.

+    23.3      Consent of Smolin, Lupin & Co., P.A.

+    23.4      Consent of Kleiman, Carney & Greenbaum, Certified Public
               Accountants.

+    24.1      Power of Attorney (included on signature page to Registration
               Statement).

---------------

+      Previously filed.
* Incorporated by reference from the Registrant's Registration Statement on Form S-3 (Registration No. 333-14483).